TRANSFER AGENCY AND SERVICE AGREEMENT

between the

ADVISORONE  FUNDS

and

GEMINI FUND SERVICES, LLC

INDEX

1.  TERMS OF APPOINTMENT; DUTIES OF GFS

2.  FEES AND EXPENSES

5

3.  REPRESENTATIONS AND WARRANTIES OF GFS

6

4.  REPRESENTATIONS AND WARRANTIES OF THE TRUST

6

5.  INDEMNIFICATION

7

6.  COVENANTS OF THE TRUST AND GFS

8

7.  TERMINATION OF AGREEMENT

9

8.  ADDITIONAL FUNDS AND CLASSES

10

9.  ASSIGNMENT

10

10.  AMENDMENT

10

11.  NEW YORK LAWS TO APPLY

10

12.  MERGER OF AGREEMENT

1 1

13.  NOTICES.

1 1

(SCHEDULE A) FUND LISTING

12

 (SCHEDULE B) FEE SCHEDULE

13

(A) ACCOUNT MAINTENANCE CHARGE:

13

(B) TRANSACTION FEES:

13

(C) 24 HOUR AUTOMATED VOICE RESPONSE:

1 4

FEE INCREASES

1 4

(D) IRA PLAN FEES:

14

(E) EXPENSES:

(F) SPECIAL REPORTS:

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made the 23rd day of June 2003, by and between the AdvisorOne Funds, a Delaware Business Trust, having its principal office and place of business at 4020 South 147th Street, Omaha, Nebraska 6813 7  (the "Trust"), and Gemini Fund Services, LLC. , a Nebraska limited liability company having its principal office and place of business at 4020 South 147th Street,  Omaha, Nebraska 6813 7 (“GFS”).

WHEREAS, the Trust1, which consists of various series (collectively referred to as the “Funds”) of open-end management investment companies, and is registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers shares in the series (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance herewith, being herein referred to as a “Fund”, and collectively as the “Funds”) and the Trust offers shares of various classes of each Fund (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”) listed in Schedule A; and

WHEREAS, the Trust on behalf of the Funds desires to appoint GFS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and GFS desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Trust and GFS  hereto agree as follows:

1.  TERMS OF APPOINTMENT; DUTIES OF GEMINI FUND SERVICES, LLC.

1.01 Subject to the terms and conditions set forth in this agreement, the Trust, on behalf of the Funds, hereby employs and appoints GFS to act as, and GFS  agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the fund ("Shareholders") set out in the currently effective prospectus and statement of additional information ("prospectus") of the Trust.

1.02 GFS  agrees that it will perform the following services:

In accordance with procedures established from time to time by agreement between the Trust and GFS, GFS shall:

(i)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Trust authorized by the Board of Trustees of the Trust (the "Custodian");

(ii)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)

Prepare and transmit payments for dividends and distributions declared by the Trust;

(vii)

Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

(viii)

Record the issuance of shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of each Fund which are authorized, based upon data provided to it by each Fund, and issued and outstanding.  GFS shall also provide each Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of each Fund.

In addition to and not in lieu of the services set forth in the above paragraph (a), GFS shall perform all of the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemption’s of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system and reports which will enable each Fund to monitor the total number of Shares sold in each State.

(b)

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934 (“1934 Act”), including, but not limited to, those set forth below.  GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)

documentation of search policies and procedures;

(ii)

execution of required searches;

(iii)

tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)

preparation and submission of data required under the Lost Shareholder Rules.

(a)

In addition, the Trust shall (i) identify to GFS in writing those transactions and shares to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of such transactions for each state on the system prior to activation and thereafter monitor the daily activity for each State as provided by GFS.  The responsibility of GFS for the Trust's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Trust as provided above.

Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and GFS .

2.  FEES AND EXPENSES.

2.01 For performance by GFS pursuant to this Agreement, the Trust agrees to pay GFS an annual maintenance fee for each Shareholder account and transaction fees for each portfolio or class of shares serviced under this Agreement (See Schedule B) as set out in the fee schedule attached hereto.  Such fees and out-of pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and GFS.

2.02 In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in the fee schedule attached hereto.  In addition, any other expenses incurred by GFS  at the request or with the consent of the Trust, will be reimbursed by the Trust.

2.03 The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.  Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to GFS by the Trust at least seven (7) days prior to the mailing date of such materials.

3.  REPRESENTATIONS AND WARRANTIES OF GEMINI FUND SERVICES, LLC.

GFS represents and warrants to the Trust that:

3.01 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.02 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.04 GFS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF THE TRUST.

The Trust represents and warrants to GFS that;

4.01 It is empowered under applicable laws and by its Certificate of Trust, By-Laws, and Declaration of Trust to enter into and perform this Agreement.

4.02 All proceedings required by said Certificate of Trust, By-Laws, and Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

4.03 It is an open-end management investment company registered under the Investment Company Act of 1940.

4.04 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.  INDEMNIFICATION.

5.01 GFS shall not be responsible for, and the Trust shall indemnify and hold GFS  harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

 (a) All actions of GFS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct.

 (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

(c) The reliance on or use by GFS or its agents or subcontractors of information, records and documents which (i) are received by GFS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

(d) The reliance on, or the carrying out by GFS or its agents or subcontractors of any instructions or requests of the Trust.

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

5.02 GFS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by GFS as a result of GFS’ s lack of good faith, gross negligence or willful misconduct.

5.03 At any time GFS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  GFS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided GFS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.  GFS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

 6.  COVENANTS OF THE TRUST AND GEMINI FUND SERVICES, LLC.

6.01 The Trust shall promptly furnish to GFS a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of GFS and the execution and delivery of this Agreement.

6.02 GFS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03 GFS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, GFS  agrees that all such records prepared or maintained by GFS relating to the services to be performed by GFS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

6.04 GFS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection.  GFS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Trust or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

7.  TERMINATION OF AGREEMENT.

7.01 This Agreement shall become effective as of the date hereof. Upon effectiveness of this Agreement, is shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Trust or any of the Funds.

7.02 This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided, that a continuance is specifically approved at least annually after the initial period by the Board or a vote of a majority of the outstanding voting securities of the Fund.

7.03 This Agreement may be terminated with respect to the Trust or any of the Funds at anytime (i) by the Board on 90 days written notice to GFS or (ii) by GFS on 90 days' written notice to the Fund.

7.04 The obligations of Sections 3 and 4 shall survive any termination of this Agreement.

7.05 Should any of the Funds exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by said Fund(s).  Additionally, GFS reserves the right to charge for any other reasonable expenses associated with such termination.

8. ADDITIONAL FUNDS AND CLASSES.

8.01 In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this agreement, such series of Shares or classes of Shares, as is the case may be, shall becomes Funds and Classes under this Agreement.

9. ASSIGNMENT.

9.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

10. AMENDMENT.

10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

11. NEW YORK LAWS TO APPLY.

11.01

The laws of the state of New York shall govern this agreement without giving effect to the principles of conflict of laws.  Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer, if the parties subsequently agree thereto) in the City of New York, New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

12. MERGER OF AGREEMENT.

12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13. NOTICES.

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:

To GFS:

Brian Nielsen

Kevin P. Meehan

Secretary

President

4020 147th Street

150 Motor Parkway, Suite 205

Omaha, NE 6813 7

Hauppauge, NY 11788

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADVISORONE FUNDS

GEMINI FUND SERVICES, LLC.

By:___________________________                          By:__________________________

    W. Patrick Clarke, President

Kevin P. Meehan, President

ADDENDUM A-II

THE DUNHAM FUNDS SERIES OF

ADVISORONE FUNDS

1) Dunham Short-Term Bond Fund
2) Dunham Corporate/Government Bond Fund
3) Dunham High-Yield Bond Fund
4) Dunham Real Estate Stock Fund
5) Dunham Appreciation & Income Fund
6) Dunham International Stock Fund
7) Dunham Large Cap Value Fund
8) Dunham Small Cap Value Fund
9) Dunham Large Cap Growth Fund
10) Dunham Emerging Markets Stock Fund
11) Dunham Small Cap Growth Fund

ADDENDUM B-II

TRANSFER AGENCY AND SHAREHOLDER SERVICE FEE SCHEDULE

For the services rendered by GFS in its capacity as transfer agent to those funds listed on Addendum A-I (collectively, “The Dunham Funds Series” of AdvisorOne Funds), The Dunham Funds Series as a whole shall pay GFS, within ten (10) days after receipt of an invoice from GFS at the beginning of each month, a fee, calculated as a combination of account maintenance charges plus transaction charges as follows:

 ACCOUNT MAINTENANCE FEES

The greater of (no prorating for partial months):

(1)

Minimum maintenance charge of $15,000.00/ month

OR,

(2)

Based upon the total of all open/closed accounts (1) per portfolio/class upon the following annual rates (billed monthly):

Fund Type:

Dividend calculated and

paid annually, semi-annually, quarterly.....................… $14.00 per account

Dividend calculated and paid monthly……….............. $16.00 per account

Dividend accrued daily and paid monthly ……............ $18.00 per account

THE ABOVE FEES ARE DISCOUNTED BY 10% FOR THE FIRST TWO YEARS

All Closed accounts will be invoiced $  2.00 per account on an annual basis. (2)

(1) All accounts closed during a month will be considered as open accounts for billing purposes in the month the account is closed.

(2) Closed accounts remain on the shareholder files until all 1099’s and 5498’s have been distributed to the shareholders and send via mag-media to the IRS.

 TRANSACTION FEES

New account set-up ..............................................................................…...

$    5.00 each

Retirement account set-up.................................................... ........................

$  10.00 each

24 HOUR AUTOMATED VOICE RESPONSE:

Initial set-up (one-time) charge per portfolio - $750.00

Monthly maintenance charge per portfolio - $50.00

On each annual anniversary date of this Agreement, the fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (CPI) for the twelve month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

IRA PLAN FEES

The following fees will be charged directly to the shareholder account:

Annual maintenance fee ..............................................

$15.00 /account *

Incoming transfer from prior custodian ........................

$12.00

Distribution to a participant .........................................

$15.00

Refund of excess contribution ......................................

$15.00

Transfer to successor custodian ...................................

$15.00

 Automatic periodic distributions ................................

$15.00/year per account

* Includes Bank Custody Fee.

OUT OF POCKET EXPENSES

Each fund shall reimburse GFS for any out-of-pocket expenses, exclusive of salaries, advanced by GFS in connection with but not limited to the costs for printing fund documents, (i.e. printing of confirmation forms, shareholder statements, redemption/dividend checks, envelopes, financial statements, proxy statement, fund prospectus, etc.) proxy solicitation and mailing expenses, travel requested by the fund, telephone toll charges, 800-line costs and fees, facsimile and data transmission costs, stationery and supplies (related to fund records), record storage, postage (plus a $0.085 service charge for all mailings), pro-rata portion of annual SAS-70 audit letter, telex and courier charges incurred in connection with the performance of its duties hereunder. GFS  shall provide each fund with a monthly invoice of such expenses and the fund shall reimburse GFS within fifteen (15) days after receipt thereof.

SPECIAL REPORTS

All reports and/or analyses requested by a fund that are not included in the fee schedule, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                       Labor:

                         Senior staff - $150.00/hr.

                         Junior staff - $ 75.00

Computer time - $45.00/hr.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Transfer Agency and Service Agreement dated June 23, 2003, this ___ day of ______, 2004.

ADVISORONE FUNDS

GEMINI FUND SERVICES, LLC

        By:____________________________                           By:__________________________

W. Patrick Clarke, President

                Michael J. Wagner, President

ADDENDUM A-II FUNDS

(THE DUNHAM FUNDS SERIES)

        By:____________________________

Jeffrey A. Dunham

ADDENDUM C

AML Customer Identification Program

In recognition of the importance of complying with the USA Patriot Act of 2001 and the regulations promulgated thereunder (collectively, the “Patriot Act”), which imposes new anti-money laundering requirements on financial institutions including mutual funds, the Trust has developed and implemented a written anti-money laundering program, (“Program”), designed to satisfy the requirements of the Patriot Act.

The Trust, in recognition of the fact that the Patriot Act enables a mutual fund to delegate to its transfer agent the implementation and operation of aspects of its anti-money laundering program, pursuant to Section 2(k), delegates to GFS the implementation and operation of certain aspects of the Trust’s program.

1.   Duties .  The Trust delegates to GFS the implementation and operation of their Customer Identification Program, (“CIP”), designed to identify and verify persons seeking to open an account with the Trust, to the extent reasonable and practicable.  GFS will maintain records of the information used to verify the person’s identity and determine whether the person appears on any lists of known or suspected terrorist or terrorist organizations provided to the Trust by any government agency.  Duties include:

a.

Prior to opening a customer account or granting customers authority to effect transactions with respect to an account, GFS shall obtain and record, on behalf of the Trust, the following identifying information about each customer, at a minimum including:

i.

Name;

ii.

Date of birth, for a natural person;

iii.

Addresses, including

1.

residence or business street address or an Army Post Office or Fleet Post Office box number or residential or business street address of next of kin or other contact individual; or

2.

principal place of business local office or other physical location, for a person other than a natural person; and

iv.

Identification numbers:

1.

A taxpayer identification number from each customer that is a US person; or

2.

A taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard from each customer that is not a US person, except that the customer can provide this information within a reasonable period of time after the account is established provided that the customer has applied for and can provide a copy of such application for the employer identification number prior to such time.

AML Customer Identification Program

b.  GFS must verify all the above stated forms of customer identification within a reasonable time after the account is opened.  Verification can occur through:

(a)

Documentation including:

i.

Unexpired government-issued identification, such as a driver’s license or passport for individuals; and

ii.

Documents showing the existence of an entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument for a person that is not an individual.

(b)

When documentary verification fails for reasons including but not limited to, GFS not being familiar with the documents presented, no documentation is obtained by GFS, or the customer does not open the account in person, GFS may then verify customer identity via non-documentary methods including:

i.

Directly contacting the customer;

ii.

Independent verification of the customer’s identity through comparison of information provided by customer with information obtained from a consumer reporting agency, public database, or other source;

iii.

Checking references with other financial institutions; and

iv.

Obtaining a financial statement.

iii.

When GFS cannot verify the identity of a customer, who is not an individual, by documentary or non-documentary methods stated above, GFS shall obtain information about individuals with authority or control over such account, such as persons authorized to effect transactions in the Shareholder or record’s account.

c.

GFS must maintain records of all information obtained from customers to verify their identity, including at a minimum:

a.

All customer identification documentations obtained under paragraph 1(a).  Such information must be retained by GFS for five (5) years after the date the account is closed;

b.

A description of any documentary method used to verify identification, as set out in paragraph b(i) above.  GFS must note the type of documents, any identification number in the document, place of issuance and date of issuance. Such information must be retained by GFS for five (5) years after the record is made;

c.

A description of the non-documentary methods, as set out in paragraph b(ii) above, and results of the measures GFS took to verify the identity of the customer.  Such information must be retained by GFS for five (5) years after the record is made; and

AML Customer Identification Program

d.

A description of how GFS resolved any substantive discrepancy it discovered when verifying the customer identification information it received.  Such information must be retained by GFS for five (5) years after the record is made.

e.

Other exempt account information as specified by the rules.

d.

Within a reasonable time after GFS opens a customer account, and preferably prior to opening the account, GFS must make a determination as to whether the customer appears on any list of known or suspected terrorists or terrorist organizations as issued by any federal government agency and designated as such by the Department of the Treasury.  GFS should make the determination by cross-checking customer names with such lists.

f.

Trust must post a notice on its website and its account applications in an effort to give customers notice, prior to opening the account, that GFS, for the Trust, is requesting information to verify the customer’s identity.  The notice must generally describe the identification requirements.